Exhibit 99.1

NAI Press Release July 3, 2014

Natural Alternatives International, Inc. Announces Dismissal of All Product Liability Suits Involving CarnoSyn® Beta-Alanine

SAN MARCOS, Calif., July 3, 2014 /PRNewswire/ -- Natural Alternatives International, Inc. (NAI) (NASDAQ: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, announced today that the plaintiffs in four product liability suits have dismissed all of their claims against NAI relating to CarnoSyn® beta-alanine.

NAI had been named as a co-defendant in cases involving a dietary supplement called Jack3d, which contains 1,3-dimethylylamylamine (also known as DMAA), which was formulated, made for and sold by USPLABS, LLC (USP). One of the ingredients used in the product was CarnoSyn® beta-alanine. NAI did not manufacture, formulate, package, distribute or sell the CarnoSyn® beta-alanine used by USP. NAI merely licensed the patents and trademark covering CarnoSyn® beta-alanine to USP.

Mark A. LeDoux, NAI's CEO and Chairman of the Board, said that “the product liability claims filed against the company were frivolous. There was absolutely no factual support for any suggestion that using beta-alanine as a dietary supplement, when taken as directed, was unsafe.” LeDoux went on to say that “NAI’s position has been completely vindicated. All of the claims against NAI were voluntarily dismissed by the plaintiffs, with prejudice, and without any payment by NAI. The benefits of using beta-alanine as a dietary supplement have been researched in over 20 peer reviewed scientific studies.”

The four dismissed cases are: Sparling, et al. v. Doyle, et al., U.S. District Court for the Western District of Texas, No. 13-cv-323; Carolyne, et al. v. USPLABS, LLC, et al., Superior Court for Los Angeles County, California, No. BC 508212; Little, et al. v. USPLABS, LLC, et al., Superior Court for Los Angeles County, California, No. BC 508212; and Reed, et al. v. USPLABS, LLC, et al., U.S. District Court for the Southern District of California, No. 13-cv-3135. Claims against NAI in a fifth case, Ogbonna v. USPLABS, LLC, et al., U.S. District Court for the Western District of Texas, No. 13-cv-347, were previously dismissed by the Court.

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. NAI’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to NAI’s clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see its website at http://www.nai-online.com.